Exhibit 99.1

February 1, 2017

Dear Fellow Stockholders,

Last March I became CEO. I would like to report on the progress we have made since then as well as communicate the Company’s goals for 2017. Last year was a year of significant changes at the Company. We restructured management, creating a core team of seasoned committed professionals while saving over two million dollars per year through restructuring. We focused on advancing our pharma assets, particularly Ampligen® (rintatolimod). Initiatives for 2017 include: 1) generating the first sales of Ampligen® through our early access program in Europe and Turkey, 2) continuing discussions with the U.S. Food and Drug Administration (FDA) so that we can develop a path toward approval for Ampligen® in Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS), 3) continuing our efforts to secure out-licensing opportunities and/or senior co-development partnerships for our products, 4) monetizing underutilized assets, and 5) continuing to adhere to our plan of financial responsibility.

Let me now briefly summarize key accomplishments from 2016 and then describe in more detail what we anticipate in 2017. When I became CEO in March, 2016, I communicated to you that my primary focus was “to achieve long-term company growth through prudent execution of strong and effective business strategies.” We engaged in multiple initiatives through the year, some have been completed and some are ongoing. However, all fit the profile of our primary focus of prudent and effective execution.

In May, we updated our agreement with Netherlands-based Impatients N.V. who conduct business as myTomorrows. MyTomorrows is currently managing an early access program (EAP) in Europe and Turkey to enable patients suffering from ME/CFS and pancreatic cancer to access Ampligen®. We have made steady progress on this front, with the first shipment of Ampligen® to myTomorrows having been completed in 2016 and additional vials of recently manufactured Ampligen® sent to myTomorrows in January, 2017. The EAP is an important step for Hemispherx as, not only are ME/CFS and pancreatic cancer patients obtaining the drug, but we will be recognizing our first significant corporate revenues from these sales. There are currently six (6) patients enrolled in the expanded Ampligen® EAP for pancreatic cancer and additional patients in the queue to enroll in the program for both ME/CFS and pancreatic cancer.

In August of 2016, we announced a major breakthrough with the marketing approval of Ampligen® in the Argentine Republic for the treatment of severe cases of CFS. Our approval was the first in the world for this indication. Approval was based on the clinical data obtained from our two pivotal studies, AMP-502 and AMP-516. This marks a significant milestone for the Company, and we are working closely with our partner GP Pharm to complete the necessary activities before the commercial launch including manufacturing site inspections and reimbursement evaluation by the Health Services Authority. We expect these activities to be completed in early 2018.

We anticipate that our need for product will increase in the coming years due to the European and Turkish EAP, future sales in the Argentine Republic and clinical trials in the U.S. To prepare for this demand, in July, we reached agreement with Avrio Biopharmaceuticals, now Avecia, to serve as an additional contract manufacturer to boost production of Ampligen®. The first shipment of this new product manufactured at Avecia was shipped to Europe in January, 2017 for sale utilizing the early access program and this product will also be available for our open-label, cost-recovery program in the U.S. Also, on January 3, 2017, Hemispherx entered into a purchase order with Jubilant HollisterStier, our primary contract manufacturer pursuant to which they will manufacture commercial batches of Ampligen® after performing tooling and validation activities required by the FDA.

We successfully completed several corporate activities as well, which are important for the long term success of Hemispherx. In August, we raised $5 million in capital in a registered direct offering. The cash is being used to advance the important goals of the Company. We also regained compliance with NYSE MKT listing standards enabling the company to remain listed on that exchange. Finally, we settled all remaining material litigation against the Company.

We expect 2017 to be another year of focused effective execution. First, we expect to continue our discussions with the FDA to identify a path forward for Ampligen® in ME/CFS. Although the results of these discussions are difficult to predict we are hopeful, based on the FDA’s interest in new therapeutic options for ME/CFS, that we can complete these discussions with a plan in hand.

Second, we are also continuing to actively pursue potential partnerships to co-develop our clinical candidates. The same is true for our asset sale initiative, which we also outlined in 2016 and hope to update you in the near future on our progress.

Third, as I noted above, Hemispherx is generating its first sales of Ampligen® in 2017. We have been working with our CMO partners to increase inventory of Ampligen® to supply the needs of the European and Turkish EAP. We also need to prepare for the Argentine launch of Ampligen® by the local distributor, GP Pharm, which includes both a manufacturing inspection and the building of product inventories prior to launch. Finally, we will need product to test in future clinical trials.

2016 was a very important and transformational year for Hemispherx, and we believe that we are well prepared to further advance the Company in 2017. We look forward to sharing our progress with you in the coming quarters.

I thank you for your support.

Sincerely,

/s/Thomas K. Equels

Thomas K. Equels

Chief Executive Officer